                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number:          3235-0145
                                                  Expires:      October 31, 1994
                                                  Estimated average burden
                                                  hours per response.......14.90
                                                  ------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. )*


                               @ENTERTAINMENT INC.
         ----------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
         ----------------------------------------------------------
                         (Title of Class of Securities)


                                   045920-10-1
         ----------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





SEC 1745 (2/92)
                                Page 1 of 21 Pages

CUSIP NO. 045920-10-1             SCHEDULE 13G                      Page 2 of 21



--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Advent International Corporation
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [X]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          9,524,000
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             None
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               9,524,000
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          None
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        9,524,000
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        28.6%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        CO, IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 045920-10-1             SCHEDULE 13G                      Page 3 of 21



--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Advent ECO III Limited Liability Company
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [X]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          9,524,000
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             None
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               9,524,000
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          None
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        9,524,000
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        28.6%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 045920-10-1             SCHEDULE 13G                      Page 4 of 21



--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        ECO Holdings III Limited Partnership
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [X]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          9,524,000
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             None
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               9,524,000
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          None
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        9,524,000
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        28.6%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 045920-10-1             SCHEDULE 13G                      Page 5 of 21



--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Advent Central Europe Management Limited Partnership
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [X]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          838,856
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             None
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               838,856
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          None
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        838,856
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        2.5%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 045920-10-1             SCHEDULE 13G                      Page 6 of 21



--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Advent Private Equity Fund - Central Europe Limited Partnership
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [X]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          838,856
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             None
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               838,856
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          None
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        838,856
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        2.5%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 045920-10-1             SCHEDULE 13G                      Page 7 of 21



--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Advent Global Management Limited Partnership
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [X]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          1,447,024
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             None
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               1,447,024
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          None
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,447,024
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.3%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 045920-10-1             SCHEDULE 13G                      Page 8 of 21



--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Advent Global GECC Limited Partnership
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [X]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          1,447,024
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             None
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               1,447,024
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          None
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,447,024
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.3%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 045920-10-1             SCHEDULE 13G                      Page 9 of 21



--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Advent International Limited Partnership
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [X]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          5,166,149
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             None
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               5,166,149
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          None
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,166,149
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        15.5%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 045920-10-1             SCHEDULE 13G                     Page 10 of 21



--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Advent Euro-Italian Direct Investment Program Limited Partnership
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [X]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          206,019
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             None
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               206,019
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          None
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        206,019
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.6%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 045920-10-1             SCHEDULE 13G                     Page 11 of 21



--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Global Private Equity II Limited Partnership
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [X]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          2,110,420
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             None
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               2,110,420
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          None
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,110,420
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.3%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 045920-10-1             SCHEDULE 13G                     Page 12 of 21



--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Global Private Equity II PGGM Limited Partnership
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [X]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          239,522
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             None
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               239,522
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          None
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        239,522
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.7%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 045920-10-1             SCHEDULE 13G                     Page 13 of 21



--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Advent Global Private Equity II - Europe Limited Partnership
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [X]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          324,308
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             None
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               324,308
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          None
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        324,308
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.0%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 045920-10-1             SCHEDULE 13G                     Page 14 of 21



--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Advent Partners Limited Partnership
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [X]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          50,282
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             None
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               50,282
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          None
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        50,282
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.2%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 045920-10-1             SCHEDULE 13G                     Page 15 of 21



ITEM 1.

     (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in @Entertainment Inc. a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is One Commercial Plaza, Hartford, CT 06103.

ITEM 2.

     (a) (b) (c) This statement is being filed by the following entities:

     (1)  Advent International Corporation, a Delaware corporation;

     (2) Advent ECO III Limited Liability Company, a Massachusetts limited liability company;

     (3)  ECO Holdings III Limited Partnership, a Delaware limited partnership;

     (4) Advent Central Europe Management Limited Partnership, a Delaware limited partnership;

     (5) Advent Private Equity Fund - Central Europe Limited Partnership, a Delaware limited partnership;

     (6) Advent Global Management Limited Partnership, a Delaware limited partnership;

     (7) Advent Global GECC Limited Partnership, a Delaware limited partnership;

     (8) Advent International Limited Partnership, a Delaware limited partnership;

     (9) Advent Euro-Italian Direct Investment Program Limited Partnership, a Delaware limited partnership;

     (10) Global Private Equity II Limited Partnership, a Delaware limited partnership;

     (11) Global Private Equity II - PGGM Limited Partnership, a Delaware limited partnership;

     (12) Global Private Equity II - Europe Limited Partnership, a Delaware limited partnership;

     (13) Advent Partners Limited Partnership, a Delaware limited partnership.

CUSIP NO. 045920-10-1             SCHEDULE 13G                     Page 16 of 21



     The entities listed in subparagraph (1) through (13) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 101 Federal Street, Boston, MA 02110.

     (d) (e) This statement relates to the Common Stock, par value $0.01 per share, (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 045920-10-1.

ITEM 3.   FILING PURSUANT TO RULE 13d-1(b), OR 13d-2(b).

     This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b).

     (THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)

CUSIP NO. 045920-10-1             SCHEDULE 13G                     Page 17 of 21



ITEM 4.   OWNERSHIP.

     (a) (b) The following table sets forth the aggregate number and percentage (based upon the number of shares of Common Stock outstanding as of December 31, 1997) of the Common Stock beneficially owned by each Reporting Person named in
Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3(d)(1).

                                                                 Number Of Shares
                                                       ------------------------------------      Percentage
                                                                       Under                     of Shares
Reporting Person                                         Common      Warrants       Total       Outstanding
--------------------------------------------------     ----------------------------------------------------
ECO Holdings III Limited Partnership (1)               9,524,000                  9,524,000        28.6%
                                                       =========                  =========        ====

Advent ECO III Limited Liability Company (1)           9,524,000                  9,524,000        28.6%
                                                       ---------                  ---------        ----
Advent Private Equity Fund - Central
   Europe Limited Partnership (2)                        838,856                    838,856         2.5%
                                                       ---------                  ---------        ----
Advent Central Europe Management
   Limited Partnership (2)                               838,856                    838,856         2.5%

Advent Global GECC Limited Partnership (3)             1,447,024                  1,447,024         4.3%
                                                       ---------                  ---------        ----
Advent Global Management Limited Partnership (3)       1,447,024                  1,447,024         4.3%
Advent Euro-Italian Direct Investment
   Program Limited Partnership (4)                       206,019                    206,019         0.6%
Global Private Equity II Limited Partnership (4)       2,110,420                  2,110,420         6.3%
Global Private Equity II - PGGM
   Limited Partnership (4)                               239,522                    239,522         0.7%
Global Private Equity II - Europe
  Limited Partnership (4)                                324,308                    324,308         1.0%
                                                       ---------                  ---------        ----
Advent International Limited
  Partnership (2), (3), (4)                            5,166,149                  5,166,149        15.5%
                                                       ---------                  ---------        ----
Advent Partners Limited Partnership (5)                   50,282                     50,282         0.2%
                                                       ---------                  ---------        ----
Advent International Corporation
  (1), (2), (3), (4), (5)                              9,524,000                  9,524,000        28.6%
                                                       =========                  =========        ====

Total Group Ownership                                  9,524,000                  9,524,000        28.6%
                                                       =========                  =========        =====


     (1) Advent ECO III Limited Liability Company (the "LLC") is the General Partner of ECO Holdings III Limited Partnership ("ECO-3"). Certain members of the LLC are also limited partners of ECO-3, which are venture capital funds managed by Advent International Corporation ("AIC"). As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC and the LLC derive from such power.

     (2) AIC is the General Partner of Advent International Limited Partnership ("AILP"), the General Partner of Advent Central Europe Management Limited Partnership ("ACEMLP"). ACEMLP, in turn, is the General Partner of Advent Private Equity Fund - Central Europe Limited Partnership ("APEF"). APEF is a limited partner of ECO-3 and a member of the LLC. As such, AIC has the sole power to vote and dispose of the securities deemed beneficially owned by the indicated reporting persons. The beneficial ownership of AIC, AILP and ACEMLP derives from such power.

CUSIP NO. 045920-10-1             SCHEDULE 13G                     Page 18 of 21



     (3) AIC is the General Partner of Advent International Limited Partnership ("AILP"), the General Partner of Advent Global Management Limited Partnership ("AGMLP"). AGMLP, in turn, is the General Partner of Advent Global GECC Limited Partnership ("GECC"). GECC is a limited partner of ECO-3 and a member of the LLC. As such, AIC has the sole power to vote and dispose of the securities deemed beneficially owned by the indicated reporting persons. The beneficial ownership of AIC, AILP and AGMLP derive from such power.

     (4) AIC is the General Partner of Advent International Limited Partnership ("AILP"), the General Partner of Advent Euro-Italian Direct Investment Program Limited Partnership ("AEIDIP"), Global Private Equity II Limited Partnership ("GPE-2"), Global Private Equity II - PGGM Limited Partnership ("GPE-2P"), and Global Private Equity II - Europe Limited partnership ("GPE-2E"). AEIDIP, GPE-2, GPE-2P and GPE-2E are limited partners of ECO-3 and members of the LLC. As such, AIC has the sole power to vote and dispose of the securities deemed beneficially owned by the indicated Reporting Persons. The beneficial ownership of AIC and AILP derive from such power.

     (5) AIC is the General Partner of Advent Partners Limited Partnership ("APLP"). APLP is a limited partner of ECO-3 and a member of the LLC. As such, AIC has the sole power to vote and dispose of the securities deemed beneficially owned by the indicated reporting person. The beneficial ownership of AIC derives from such power.

     (c) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not Applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     The 9,524,000 shares of Common Stock of the Corporation were acquired by ECO-3, the General Partner of which is the LLC. Certain members of the LLC are also limited partners of ECO-3, which are venture capital funds managed by AIC. In this regard, AIC may be deemed to be the beneficial owner of the shares deemed beneficially owned by the managed funds. The other limited partners of ECO-3 are entities unaffiliated with AIC and whose ownership is not required to be aggregated for group reporting purposes.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable.

CUSIP NO. 045920-10-1             SCHEDULE 13G                     Page 19 of 21



ITEM 10.  CERTIFICATION.

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


February 11, 1998


ADVENT INTERNATIONAL CORPORATION
By: Janet L. Hennessy      /s/ Janet L. Hennessy
    Vice President         ------------------------------

ADVENT ECO III LIMITED LIABILITY COMPANY
By: Global Private Equity II
    Limited Partnership, member
By: Advent International Limited Partnership,
    General Partner
By: Advent International Corporation,
    General Partner
By: Janet L. Hennessy      /s/ Janet L. Hennessy
    Vice President         ------------------------------

ECO HOLDINGS III LIMITED PARTNERSHIP
By: Advent ECO III Limited Liability Company
By: Global Private Equity II Limited Partnership, a member
By: Advent International Limited Partnership,
    Its General Partner
By: Advent International Corporation,
    Its General Partner
By: Janet L. Hennessy      /s/ Janet L. Hennessy
    Vice President         ------------------------------

ADVENT PRIVATE EQUITY FUND - CENTRAL EUROPE LIMITED PARTNERSHIP
By: Advent Central Europe Management Limited Partnership,
    Its General Partner
By: Advent International Limited Partnership,
    Its General Partner
By: Advent International Corporation,
    Its General Partner
By: Janet L. Hennessy      /s/ Janet L. Hennessy
    Vice President         ------------------------------

CUSIP NO. 045920-10-1             SCHEDULE 13G                     Page 20 of 21



ADVENT CENTRAL EUROPE MANAGEMENT LIMITED PARTNERSHIP
By: Advent International Limited Partnership,
    Its General Partner
By: Advent International Corporation,
    Its General Partner
By: Janet L. Hennessy      /s/ Janet L. Hennessy
    Vice President         ------------------------------

ADVENT GLOBAL GECC LIMITED PARTNERSHIP
By: Advent Global Management Limited Partnership,
    Its General Partner
By: Advent International Limited Partnership,
    Its General Partner
By: Advent International Corporation,
    Its General Partner
By: Janet L. Hennessy      /s/ Janet L. Hennessy
    Vice President         ------------------------------

ADVENT GLOBAL MANAGEMENT LIMITED PARTNERSHIP
By: Advent International Limited Partnership,
    Its General Partner
By: Advent International Corporation,
    Its General Partner
By: Janet L. Hennessy      /s/ Janet L. Hennessy
    Vice President         ------------------------------

ADVENT EURO-ITALIAN DIRECT INVESTMENT PROGRAM LIMITED PARTNERSHIP
By: Advent International Limited Partnership,
    Its General Partner
By: Advent International Corporation,
    Its General Partner
By: Janet L. Hennessy      /s/ Janet L. Hennessy
    Vice President         ------------------------------

GLOBAL PRIVATE EQUITY II LIMITED PARTNERSHIP
By: Advent International Limited Partnership,
    Its General Partner
By: Advent International Corporation,
    Its General Partner
By: Janet L. Hennessy      /s/ Janet L. Hennessy
    Vice President         ------------------------------

CUSIP NO. 045920-10-1             SCHEDULE 13G                     Page 21 of 21



GLOBAL PRIVATE EQUITY II - PGGM LIMITED PARTNERSHIP
By: Advent International Limited Partnership,
    Its General Partner
By: Advent International Corporation,
    Its General Partner
By: Janet L. Hennessy      /s/ Janet L. Hennessy
    Vice President         ------------------------------

GLOBAL PRIVATE EQUITY II - EUROPE LIMITED PARTNERSHIP
By: Advent International Limited Partnership,
    Its General Partner
By: Advent International Corporation,
    Its General Partner
By: Janet L. Hennessy      /s/ Janet L. Hennessy
    Vice President         ------------------------------

ADVENT INTERNATIONAL LIMITED PARTNERSHIP
By: Advent International Corporation,
    Its General Partner
By: Janet L. Hennessy      /s/ Janet L. Hennessy
    Vice President         ------------------------------

ADVENT PARTNERS LIMITED PARTNERSHIP
By: Advent International Corporation,
    Its General Partner
By: Janet L. Hennessy      /s/ Janet L. Hennessy
    Vice President         ------------------------------